CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
Strong Life Stage Series, Inc.


We consent to the inclusion in Post-Effective Amendment No. 2 to the Registration Statement of Strong Life Stage Series, Inc. on Form N-1A of the reference to our Firm under the caption "Independent Accountants" in the Statement of Additional Information.



PricewaterhouseCoopers LLP


Milwaukee, Wisconsin
November 26, 1999


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